                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                   FOR MORE INFORMATION CONTACT:
                                                           PETER VANDENBERG, JR.
                                           PRESIDENT AND CHIEF OPERATING OFFICER
                                                               (973)473-3240 X15

                                                                FEBRUARY 5, 1999





                      BISCAYNE APPAREL FILES FOR PROTECTION
                           UNDER CHAPTER 11 BANKRUPTCY
              AND ANNOUNCES PENDING SALE OF M&L INTERNATIONAL, INC.

CLIFTON, NJ - (February ,1999) Biscayne Apparel, Inc. ("the Company,") or "BISCAYNE"), (NASDAQ over-the-counter (OTC) bulletin board: BISD) today announced that it and its subsidiary, M&L International, Inc. ("M&L") filed for protection under Chapter 11 of the Bankruptcy Code. The Chapter 11 petitions were filed with the United Sates Bankruptcy Court for the Southern District of New York.

Concurrent with the Chapter 11 filings, Biscayne announced that M&L has entered into an Asset Purchase Agreement and an Interim Agreement and Security Agreement (collectively "the Agreements") with a subsidiary of Amerex (USA) Inc. ("NEWCO") to purchase a substantial portion of M&L's assets and operations, subject to the approval of the Bankruptcy Court.

As previously announced, the Company did not make the interest payment due on December 15, 1998 relating to its 13% Subordinated Notes due December 15, 1999 (the "Subordinated Notes"). Pursuant to the Indenture for the Subordinated Notes, the Company's non-payment of interest became an Event of Default. Once an Event of Default occurs and is continuing, the Trustee by notice to the Company, or the holders of a majority in principal amount of the Securities then outstanding by notice to the Company and the Trustee, may declare to be due and payable immediately on all outstanding Subordinated Notes an amount equal to the sum of the outstanding principal balance of the Subordinated Notes and any accrued interest. If the Subordinated Notes, and accrued interest thereon, were accelerated, the Company would not be able to operate without immediate alternative financing becoming available.

Additionally, the Company has not been in compliance with certain requirements of its Loan Agreement, relating to collateral coverage and levels of tangible net worth. The Company's lenders have allowed the Company to remain in violation of its Loan Agreement. However, a Reservation of Rights and Waiver agreement was entered into whereby the company's bank lenders agreed to extend credit at their discretion without waiving any rights that arose upon the events of default.

The Company had discussed its continuing financing needs for 1999 with its existing lenders and other lenders. Neither existing lenders or any such lenders agreed to fund such needs or otherwise to provide working capital financing that would permit the company to operate as it has in the past.

Without immediate financing available for M&L, the company was faced with the alternative of a sale or liquidation of M&L. If M&L were unable to open letters of credit on a timely basis, the value of M&L's assets and operations, as a going concern, would rapidly diminish. Therefore, the company entered into the agreements, which provide that NEWCO would open letters of credit for M&L and in turn receive an assignment of related customer order backlog against such goods, and a second lien on M&L's assets, subordinated to M&L's current bank lenders. The Agreements are subject to the approval of the Bankruptcy Court.

Therefore, in order to effect an orderly sale of M&L, the Company and M&L filed for protection under Chapter 11 of the Bankruptcy Code. M&L anticipates that the net proceeds from finalization of the sale and liquidation of its assets shall be sufficient to ultimately repay its liabilities, however, such sale is contingent upon the approval of the Bankruptcy Court and various terms and conditions within the agreements being satisfied.

Previously, Biscayne announced that it had retain the investment banking arm of Kurt Salmon Associates, an Atlanta-based consultant to retailers and consumer products companies, to advise the Company on strategic alternatives. As a result of this process, the Company determined to dispose of the majority of the assets of its subsidiaries' Biscayne Apparel International, Inc. ("BAII") and Mackintosh of New England Co. ("Mackintosh"). The Company is in the process of finalizing the sale and liquidation of the remaining assets of these subsidiaries.

This news release contains certain forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Disposition of some or all of the remaining operating units and/or assets of the Company may not be completed within the foreseeable future. All forward-looking statements should be considered in light of these risks and uncertainties.